EXCEPT WITH THE PRIOR WRITTEN CONSENT OF INTELLECT CAPITAL GROUP, LLC,
THIS PROMISSORY NOTE MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, GIFTED OR OTHERWISE
                           TRANSFERRED OR DISPOSED OF.

                                 PROMISSORY NOTE

$500,000.00                                                        July 16, 2001

          1. FOR VALUE RECEIVED, the undersigned, BRIGHTCUBE, INC., formerly known as PHOTOLOFT.COM, INC., a Nevada corporation (the "Borrower"), promises to
                                                         --------
pay, ON DEMAND, to the order of INTELLECT CAPITAL GROUP, LLC, a Delaware limited liability company (the "Lender"), at Lender's address at 11111 Santa Monica
                           ------
Blvd., Suite 650, Los Angeles, California 90025 or at such other address as Lender may designate in writing to Borrower, the principal sum of Five Hundred Thousand and 00/100 Dollars ($500,000.00) plus interest on the unpaid balance thereof as hereinafter stated.

          2. Borrower acknowledges and understands that Lender may agree to accept periodic payments from time to time on account of this Promissory Note. The acceptance of such payments, whether or not pursuant to a formal or informal payment schedule, shall not in any way alter the demand nature of this note, or be deemed to convert it to an installment obligation, which modification may only be effected by a writing executed by Borrower and Lender. Borrower further acknowledges that there is no existing understanding between Borrower and Lender which would in any way alter the demand nature of this obligation.

          3. Borrower shall pay interest to Lender on the outstanding and unpaid principal balance of this Promissory Note at a rate per annum equal to eight percent (8.0%). Interest hereunder shall be payable quarterly, commencing on the first (1st) day of the quarter immediately following the quarter in which this Promissory Note is executed, and continuing on the first (1st) day of each quarter thereafter until the entire principal sum hereof and all interest accrued hereunder are paid in full. Each payment received by Lender shall be credited as of its due date, without regard to its date of receipt by Lender, first (1st) to interest accrued and unpaid as of such due date and the remainder to principal, and interest shall cease upon the principal so credited. All interest calculations shall be on a basis of a three hundred and sixty (360)-day year and a thirty (30)-day month.

          4. This Promissory Note is owed without setoff, defense or counterclaim.

          5. The entire outstanding principal balance of this Promissory Note and all interest accrued thereon shall be due and payable at any time upon written demand delivered by Lender to Borrower, which demand shall provide Borrower with fifteen (15) business days' notice that such amounts are immediately due and payable.

          6. Payments of both principal and interest are to be made in lawful money of the United States of America in same-day or immediately available funds to the account designated by Lender in its demand notice delivered in accordance with Paragraph 5 hereof.

          7. This Promissory Note is a senior obligation of the Borrower, ranking in greater priority over any general creditors of the Borrower.

          8. This Promissory Note is the Promissory Note referred to in, and is entitled to the benefits of, the Loan and Security Agreement dated the date hereof by and between Borrower and Lender (the "Loan Agreement"). This Promissory Note is secured by the Loan Agreement, reference to which is hereby made for a description of the collateral provided for under the Loan Agreement and the rights of Borrower and Lender in respect to such collateral.

          9. If (a) Lender retains an attorney to collect, enforce or defend this Promissory Note, or (b) Lender shall become a party, either as plaintiff or defendant, in any suit or legal proceeding in relation to the indebtedness hereunder, or (c) Borrower is the subject of any bankruptcy proceeding, or (d)


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Borrower  or  anyone  claiming  by,  through  or  under Borrower, sues Lender in connection with this Promissory Note and does not prevail against Lender, then in the case of any such event, Borrower agrees to pay Lender in addition to principal and interest due hereon, all reasonable costs and expenses incurred by Lender in connection with such collection, enforcement, defense, suit or proceeding, including reasonable attorneys' fees.

          10. All parties hereto, whether as borrowers, lenders, makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

          11. Borrower's obligations under this Promissory Note are absolute, unconditional and not dependent or conditioned in any way upon any other agreements (except for the Loan Agreement) or circumstances that might, but for the intent expressed in this Section, constitute a defense to Borrower's obligations hereunder. Time is of the essence in this Promissory Note.

          THIS PROMISSORY NOTE HAS BEEN DELIVERED IN LOS ANGELES, CALIFORNIA, AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF CALIFORNIA.



                                      BRIGHTCUBE,  INC.



                                      By:  /s/  Albert  Marco
                                           ---------------------------


                                      Title:  CEO
                                              ------------------------


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